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                                                                   EXHIBIT 10(g)

                                AMENDMENT TO THE
                         MAGELLAN HEALTH SERVICES, INC.
                             1996 STOCK OPTION PLAN


          Pursuant to the power reserved to the Board of Directors of Magellan Health Services, Inc. (the "Company") under Section 19 of the Magellan Health Services, Inc. 1996 Stock Option Plan, as amended, (the "Plan"), the Plan hereby is amended as follows:

                                       1.

          Section 6 of the Plan shall be amended by deleting that Section in its entirety and by substituting the following new Section 6 in its place:

               "6. GRANT OF OPTIONS. The Committee, acting in its sole discretion, shall have the right to grant Options to Participants under this Plan from time to time; provided, that the maximum number of shares of Stock issuable upon exercise of Options shall not exceed 1,750,000, subject to adjustment as provided in Section 9. No Option shall be granted after December 31, 2000. The maximum number of shares of Stock that may be covered by Options granted to any Participant (including shares of Stock covered by Options subsequently canceled) shall not exceed 500,000, subject to adjustment as provided in
          Section 9.

                                       2.

         Section 7(c) of the Plan shall be amended by deleting that Section in its entirety and by substituting the following new Section 7(c) in its place:

          "(c) EXERCISE PRICE. The exercise price per share for Options shall be the Fair Market Value of the Stock on the date of grant, subject to adjustment as contemplated by Section 9; provided, that the Committee or the chief executive officer (pursuant to a delegation under Section 3 hereof), acting in its or his sole discretion, may elect to grant Options with an exercise price per share below the Fair Market Value of the Stock on the date of grant. The Board shall have the power to adjust the exercise price of any outstanding
          Option of one or more Participants, whether by amendment or cancellation and reissuance, under such terms and conditions as it may determine, provided that (i) such adjusted exercise price shall not be below fair market value as of the effective date of the adjustment, and (ii) no adjustment, if applicable to a Participant, shall eliminate any existing right of such Participant under the Option without his or her written consent. Notwithstanding the foregoing, in the event that the exercise price of an Option is adjusted pursuant to this Section 7(c), the exercise price of such Option may not be

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          adjusted again, whether by amendment or cancellation and reissuance, for a period of at least one year following the date of such adjustment."

                                       3.

          Amendments 1 and 2 shall be effective as of November 17, 1998.